SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2012
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MMEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code: (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02  Unregistered Sales of Equity Securities.

We have previously reported that on June 30, and August 2, 2011, our Armadillo Mining Corporation subsidiary issued Preferred Stock to five unrelated accredited investors in exchange for an investment of $360,000.  The shares of Preferred Stock carry a 25% cumulative dividend and had a mandatory redemption feature on December 31, 2011 at a price of $1.25 per share.  In addition, the Company issued warrants to the holders of the Preferred Stock to purchase 360,000 shares of the Company’s common stock at a price of $.60 per share.

Prior to the December 31, 2011 redemption date, we offered the holders of the Preferred Stock the election to either (i) convert the outstanding redemption price into shares of our common stock at the rate of $0.1048 per share or (ii) extend the redemption date of the Preferred Stock to the earlier of June 30, 2012 or the completion by us or Armadillo of cumulative financing of at least $10 million.  Three of the holders of Preferred Stock, who had invested an aggregate of $250,000, have elected the conversion option and will receive a total of 2,981,870 shares of our Common Stock in exchange therefor.  The two remaining holders of Preferred Stock, who had invested an aggregate of $110,000, elected the extension option and will receive warrants to purchase an additional 228,593 shares of Common Stock at an exercise price of $0.2095 per share (the 50 day average of the closing price of the Common Stock as of the scheduled December 31, 2011 redemption date).  The warrants expire at the end of three years.

The issuance and sale of the Common Stock and warrants described above was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Mining Corporation

Date: January 6, 2012	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer

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